Exhibit 99.1

Frank P. Palantoni Named President & Chief Operating Officer of Prestige Brands

Irvington, New York, August 8, 2005—Frank P. Palantoni has been named President and Chief Operating Officer of Prestige Brands Holdings, Inc. (PBH-NYSE)., a consumer products company with a diversified portfolio of well-recognized brand names. The announcement was made today by Peter C. Mann, Chairman of the Board and Chief Executive Officer.

In this newly created position, Mr. Palantoni assumes responsibility for all day to day activities of the Company including Operations, Sales and Marketing. He reports directly to Peter Mann, who continues to supervise the areas of Finance, Law and International, while focusing on acquisitions and licensing opportunities, and investor relations.

Mr. Palantoni joins the Company following an extensive career in consumer products marketing and administration. Most recently, he was President and Chief Executive Officer, Worldwide for Gerber Products Division, Novartis Infant and Baby Division, and as President and Chief Executive Officer, North America, for Novartis Consumer Health Division. He has also held leading management positions with Groupe Danone, and RJR Nabisco, Inc.

“For some time now, the Board of Directors and I have been aware of our need to broaden our senior management team to insure we have the human resources in place to drive the company forward,” Mr. Mann said. “Frank brings a unique perspective to Prestige on how to grow brands as well as an important leadership ability which will serve our Company well in the years ahead,” he said.

Prestige Brands is a marketer and distributor of brand name over the counter drug, personal care and household cleaning products sold throughout the United States and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over the counter healthcare products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners and other well-known brands.